Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of IGTA Merger Sub Limited (the “Company”) on Amendment No. 1 to Form S-4 to be filed on March 19, 2024, of our report dated February 7, 2024, except for note 11, dated March 14, 2024, with respect to our audit of the consolidated financial statements of Inception Growth Acquisition Limited as of December 31, 2023 and 2022, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Adeptus Partners, LLC

Ocean, New Jersey

March 19, 2024